Exhibit 99.1

Media Contact:

Julia Young, ICR

(646) 277-1280

Julia.Young@icrinc.com

At Home Appoints Two New Independent Directors

Larry D. Stone, Former Lowe’s Chief Operating Officer, Named Lead Director

PLANO, Texas — July 12, 2018 — At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced the appointment of two new independent directors to its board of directors. The addition of Paula Bennett, former president and CEO of J.Jill, Inc., and Steve Barbarick, president and chief merchandising officer of Tractor Supply Company, reflects At Home’s transition to a more fully independent board of directors. Additionally, At Home announced the election of Larry D. Stone, who currently serves as an independent member of the board, to the position of lead director, effective July 11, 2018. Geoffrey G. Clark, senior managing director of Starr Investment Holdings LLC and director of C.V. Starr, has decided to step down from At Home’s board.

“The move to include additional independent directors is a natural evolution as we transition away from private equity ownership,” said Lee Bird, chairman and CEO of At Home. “Our board has phenomenal experience with growing big box retailers and will help guide us as we continue to expand At Home across the country. We are pleased to welcome Paula and Steve as directors, and we look forward to the valuable insight and diverse perspectives they will provide as we continue to execute on our strategic initiatives and drive value for our shareholders.”

Mr. Bird continued, “On behalf of the entire board, we also want to thank Geoffrey for his valuable contributions during his service as a director over the last six years.”

Paula Bennett has extensive experience and expertise in building brands and businesses across retail and direct marketing channels, as well as bringing focus to the customer, and providing excellent and relevant product offerings and service. Most recently, and for ten years, Ms. Bennett served as president and CEO at J.Jill, Inc. where she was responsible for the strategic leadership, growth and profitability of the company, and led its initial public offering in March 2017. Prior to joining J.Jill, Inc., Ms. Bennett was with Orchard Brands, serving as president and CEO of a number of their direct-to-consumer brands. Previously, Ms. Bennett was chief operating officer at Eileen Fisher, Inc., where she led the strategic evolution of the business.  Earlier in her career, she held various significant leadership positions at Tiffany & Co, including vice president of jewelry sales and vice president of customer service, and at Calvin Klein, Inc. Ms. Bennett began her career at Bloomingdale’s where she led merchandising and buying for decorative home and tabletop.  Ms. Bennett is a graduate of The Ohio State University and currently serves on the Dean’s Advisory Council of its Fisher College of Business.

With more than 20 years of extensive retail experience, Steve Barbarick brings significant leadership in marketing, strategy, e-commerce and supply chain to At Home’s board of directors.  Mr. Barbarick currently serves as president and chief merchandising officer for Tractor Supply Company, the largest rural lifestyle retail chain with over 1,700 stores in 49 states.  His current responsibilities include oversight of merchandising, global sourcing, marketing, e-commerce and supply chain.  Mr. Barbarick joined Tractor Supply Company as a buyer in 1998. He has held positions of increasing responsibility including vice president and divisional merchandise manager; vice president, merchandising; senior vice president, merchandising; executive vice president, merchandising and marketing; and most recently, executive vice president, chief merchandising officer from March 2015 to May 2016. Mr. Barbarick is a graduate from The University of Missouri-Columbia.

Larry D. Stone has served as a member of At Home’s board since December 2014. He served as president and chief operating officer of Lowe’s Companies Inc. from December 2006 until his retirement in June 2011. Prior to his role as president and COO, he held several senior positions at Lowe’s Companies, including as senior executive vice president, merchandising/marketing from 2005 to 2006; senior executive vice president, store operations from 2003 to 2005; and as executive vice president, store operations from 2001 to 2003. He has served on the board for Novant Health System, Inc., a non-profit integrated system of healthcare, since 2011. Mr. Stone has also served on the board of directors for Dick’s Sporting Goods, Inc. since 2007 and is the chairman of its compensation committee. He is a graduate of the Harvard Business School’s Program for Management Development.

About At Home Group Inc.:

At Home (NYSE: HOME), the home décor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 164 stores in 35 states. For more information, please visit us online at investor.athome.com.

HOME-F